Exhibit 99.1

PENN TREATY AMERICAN RAISES $10 MILLION OF CAPITAL

Allentown, PA, November 29, 2004 – Penn Treaty American Corporation (NYSE – PTA) today announced the issuance of $10 million of 6¼% subordinated convertible notes due 2008 (the “Notes”) in a private placement to accredited investors. The proceeds from the Notes will be available for parent company debt service and subsidiary growth capital. The Notes and the Company’s existing convertible debt are subject to mandatory conversion into shares of the Company’s common stock following October 15, 2005 at $1.75 per share if the market price per share of its Common Stock equals or exceeds $1.93. Funds not utilized for debt service due to conversion of the Notes will be further employed to strengthen the statutory capital of its insurance subsidiaries to support future growth.

The terms of the Notes are identical to the terms of the Company’s existing 6¼% subordinated convertible notes due 2008. The Notes and related shares of Common Stock have not been registered under the Securities Act of 1933, as amended. However, the Company intends to file a registration statement to permit resales of the Notes and the related shares of Common Stock. Upon registration of the Notes, Philadelphia Brokerage Corporation, the Company’s financial advisor who placed the Notes with accredited investors, intends to make a market for the Notes as it does for the Company’s existing notes.

The Company, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York., United Insurance Group Agency, Inc., Network Insurance Senior Health Division and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing and sale of individual and group accident and health insurance products, principally covering long-term nursing home and home health care.

Certain statements made by the Company in this press release may be considered forward-looking. Although the Company believes that its expectations are based upon reasonable assumptions, actual results could differ from its expectations in the event that the proceeds from the issuance of the Notes are insufficient to meet the parent’s continuing liquidity and statutory surplus needs.

CONTACT:   Cameron Waite, EVP – Strategic Operations      cwaite@penntreaty.com
                      Mark Cloutier, SVP and Chief Financial Officer      mcloutier@penntreaty.com
                      1.800.222.3469